3: MG European Equity Fund - 10f3

MG European Equity Fund - 10f3

Transactions - Q3 2000




	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Turkcell	Telework Group PLC	Mobile Telesystems OJSC
Underwriters	MSDW, Goldman, CSFB, DB, Lehman, UBS	Dresdner Kleinwort Benson	DB AB, ING Barings
Years of continuous operation, including predecessors	>3 years	>3 years	>3 years
Security	Turkcell ADS	Telework Ordinary Shares	Mobile Telesystems ADS
Is the affiliate a manager or co-manager of offering?	co-manager	no	co-manager
Name of underwriter or dealer from which purchased	MSDW	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	7/10/2000	8/7/2000	7/26/2000

Total amount of offering sold to QIBs	$ -	-	-
Total amount of any concurrent public offering	$ 1,689,600,000	$ 59,809,742	$ 322,500,000
Total	$ 1,689,600,000	$ 59,809,742	$ 322,500,000

Public offering price	$ 17.60	$ 0.96	$ 21.50
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$ 0.2376 (1.35%)	$ 0.0172 (1.8%)	$ 0.5552 (2.58%)

Shares purchased	41,290	n/a	N/a
Amount of purchase	$ 726,704	n/a	N/a

% of offering purchased by fund	0.04%	n/a	N/a
% of offering purchased by associated funds*	1.01%	n/a	N/a
Total (must be less than 25%)	1.05%	n/a	N/a